UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment #4

Registration Statement under the Securities Act of 1933

Quorum Corp.
(Exact name of registrant as specified in its charter)
Nevada	7370	n/a
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
KSC House Mama Ngina Street 11th Floor P.O. Box 30251-00100 Nairobi, Kenya
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copy of communication to:
National Registered Agents, Inc. of NV 1000 East William Street Suite 204 Carson City, NV 89701
(Name, address, including zip code, and telephone number, including area code, of agent for service)
As soon as practicable after this Registration Statement is declared effective.
Approximate Date of Commencement of Proposed Sale to the Public:
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer	
Non-accelerated filer 	Smaller reporting company	☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1) ($)	Proposed Maximum Aggregate Offering Price(1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	28,336,664	0.0015	42,505	$4.87 (2)

(1)   The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.0015 is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(2)   Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

QUORUM CORP.

28,336,664 Shares of Common Stock

The date of this Prospectus is January 8, 2013.

Quorum Corp. (“Quorum”, “we”, “us”, “our”) is registering 28,336,664 shares of common stock held by 41 selling security holders.

This offering constitutes the initial public offering of our common stock.

The selling security holders will sell at an initial price of $0.0015 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.  We will not receive any proceeds from the sale of shares of our common stock by the selling security holders, who will receive aggregate net proceeds of $42,505 if all of the shares being registered are sold.  We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security. Neither our sole officer and director, nor any affiliates of our company, have previously been involved in the management or ownership of or have acted as a promoter or had a controlling interest in any other company which has previously filed a registration statement with the United States Securities and Exchange Commission.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups (JOBS) Act.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on Page 8 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement that includes this Registration Statement is declared effective by the Securities and Exchange Commission.  This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Table of Contents

Prospectus Summary	5
Risk Factors	8
Use of Proceeds	19
Determination of Offering Price	19
Dilution	20
Selling Security Holders	20
Plan of Distribution	23
Description of Securities to be Registered	26
Legal Matters	27
Interests of Named Experts and Counsel	27
Description of Business	28
Description of Property	40
Legal Proceedings	40
Market for Common Equity and Related Stockholder Matters	41
Financial Statements	43
Management's Discussion and Analysis of Financial Position and Results of Operations	44
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	47
Directors and Executive Officers	47
Executive Compensation	53
Security Ownership of Certain Beneficial Owners and Management	54
Certain Relationships and Related Transactions	54
Disclosure of Commission Position on Indemnification of Securities Act Liabilities	54

Prospectus Summary

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 8 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

We were incorporated on November 23, 2011 under the laws of the State of Nevada.  Our principal executive offices are located at KSC House, Mama Ngina Street 11th Floor, P.O. Box 30251-00100 Nairobi, Kenya.  Our telephone number is (254) 73-3817923.  Our fiscal year end is June 30.  We have one wholly owned subsidiary, Cheswick Holdings Limited, a company incorporated in Kenya (“Cheswick”).  Cheswick was incorporated on October 6, 2011 and carries on all of our business activities in Kenya.  Since we are in our startup stage, Cheswick has predominately been involved in administrative activities such as setting up bank accounts, establishing relationships with service providers and establishing our office facilities.

We are a development stage company in the business of developing a social media and networking website, www.quintup.com, intended to serve as a transactional marketplace for buyers and sellers of contract services, known as micro-jobs. Our operations are based in the Eastern African city of Nairobi, Kenya, and www.quintup.com is intended and being designed for consumer markets in Eastern Africa, with a focus on Kenya, Tanzania and Uganda.

Our planned website, www.quintup.com, is in the development stage. We have only recently begun operations, have no sales or revenues, and therefore rely upon the sale of our securities to fund our operations. We have a going concern uncertainty as of the date of our most recent financial statements.

We are not a blank check company.  Rule 419 of Regulation C under the Securities Act of 1933 defines a “blank check company” as a (i) development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, and (ii) is issuing a penny stock.  Accordingly, we do not believe that our Company may be classified as a “blank check company” because we intend to engage in a specific business plan and do not intend to engage in any merger or acquisition with an unidentified company or other entity.

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups (JOBS) Act.

 We shall continue to be deemed an emerging growth company until the earliest of -

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected not to opt out of the extended transition period for complying with any new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

The Offering

The 28,336,664 shares of our common stock being registered by this Prospectus represent approximately 46.57% of our issued and outstanding common stock as of January 8, 2013.

Securities Offered:	28,336,664 shares of common stock offered by 41 selling security holders.
Initial Offering Price:

The $0.0015 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 28,336,664 shares of our common stock in private placements for $0.0015 per share on January 31, 2012. The selling security holders will sell at an initial price of $0.0015 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will ever become quoted on the OTC Bulletin Board.

Minimum Number of Securities to be Sold in this Offering:	None

Securities Issued and to be Issued:

As of January 8, 2013 we had 60,836,664 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

All of the common stock to be registered under this Prospectus will be registered by existing stockholders. There is no established market for the common stock being registered. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not yet engaged a market maker to file our application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

      All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

      The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Consolidated Statement of Expenses Data

	Period from inception on November 23, 2011to June 30, 2012 ($)	Three Months Ended September 30, 2012 (unaudited) ($)
Revenues	Nil	Nil
Expenses	7,256	18,281
Net Loss	7,256	18,281
Net Loss per share	0.00	0.00

Consolidated Balance Sheet Data

	June 30, 2012 ($)	September 30, 2012 (unaudited) ($)
Working Capital (Deficiency)	41,749	23,468
Total Assets	45,123	30,290
Total Current Liabilities	3,374	6,822

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

      Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risks could harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Prospectus.

Risks Related to Our Business

Our auditors have issued a going concern opinion.

      As at June 30, 2012, we had working capital of $41,749,  had not generated revenues and had accumulated losses of $7,256 since inception. Our auditors have issued a going concern opinion. We have not generated any revenues and no revenues are anticipated until we begin operations. Accordingly, there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our business plan and begin our operations.

We require additional funding in the approximate amount of $194,000 to continue our planned operations over the next 12 months.  If we do not secure additional funding, we may not be able to develop our business and distribute our products, which will affect our ability to generate revenues and achieve profitability.

      Based on our current cash position (approximately $17,000 as at the date of this prospectus) we anticipate that we will require approximately $194,000 over the next 12 months in order to develop our business.   We believe that the $17,000 on hand will allow us to conduct our planned operations until March of 2013.  However, we will require the full $194,000 in order to carry out our business plan to its completion. Our failure to raise such additional capital or generate the cash flows necessary to finance our business could force us to limit or cease our operations.    Accordingly, we will need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per-share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios.  If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things, distribute and market our products, which would negatively impact our business and our ability to generate revenues and achieve profitability.

We are exposed to risks associated with the ongoing financial crisis and weakening global economy, which increase the uncertainty of consumers purchasing products and/or services.

      The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy are contributing to a decrease in spending by consumers.  If these economic conditions are prolonged or deteriorate further, the market for our products will decrease accordingly.

We expect to face significant competition in the market for online micro-jobs sites, and from social networking sites, among others.

Once our business is operational, we expect to face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for micro-job sites.

Our industry is evolving rapidly and is becoming increasingly competitive. Larger and more established companies may focus on our market and could directly compete with us. Smaller companies, including application developers, could also launch new products and services that compete with us and that could gain market acceptance quickly. We also expect our existing competitors in the markets for hiring and marketing solutions to continue to focus on these areas. A number of these companies may have greater resources than us, which may enable them to compete more effectively. Additionally, users of social networks may choose to use, or increase their use of, those networks for micro-job related transaction purposes, which may result in those users decreasing or eliminating their use of Quintup.com. Companies that currently focus on social networking could also expand their focus to micro-jobs. We intend to establish alliances and relationships with some of these companies to allow broader exposure to users and access to data on the Internet. To the extent companies terminate such relationships and establish alliances and relationships with others, our business could be harmed.

We have a short operating history in a new and unproven market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a short operating history in a new and unproven market that may not develop as expected, if at all. This short operating history makes it difficult to effectively assess our future prospects. Even if we are able to develop our business to the point that we have an operational website, there can be no assurances that we will be able to generate revenue or operate profitably.  You should consider our business and prospects in light of the risks and difficulties we are likely to encounter in this rapidly evolving market. These risks and difficulties include our ability to, among other things:

•	secure registered members and member engagement;

•	avoid interruptions or disruptions in our service or slower than expected website load times;

•	earn and preserve our members’ trust with respect to their individual reputations and information;

•

responsibly use the data that our members share with us to provide solutions that make our members more successful and productive and that are critical to the hiring and marketing needs of buyers and sellers of services;

•	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased member usage, as well as the deployment of new features and products;

•	increase revenue from the solutions we provide;

•	process, store and use personal data in compliance with governmental regulation and other legal obligations related to privacy;

•	successfully compete with other companies that are currently in, or may in the future enter, the online micro jobs transaction space;

•	successfully expand our business throughout Africa and abroad.

If the market for micro-jobs does not develop as we expect, or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

Our business may be adversely impacted if we are unable to attract and retain members who actively use our website.

Social media based online enterprises such as ours face inherent difficulties distinguishing between legitimate membership registrations made by users who intend to use our services, on the one hand,  and frivolous, fictitious or  redundant registrations by individuals without intention to use our services. Given the challenges inherent in identifying legitimate accounts, we will not have a reliable system to accurately identify the number of actual members, and thus we will rely on the number of registered members as our measure of the size of our network. Further, we anticipate that a significant number of our members will not visit our website on a monthly basis, and a substantial majority of our page views will be generated by a minority of our members. If the number of our actual members does not meet our expectations or we are unable to increase the breadth and frequency of our visiting members, then our business may not grow as fast as we expect, which will harm our operating and financial results and may cause our stock price to decline.

If we are unable to attract, train and retain highly qualified personnel, we may not be able to develop our business as we intend.

      Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees are periodically in great demand and may be unavailable in the time frame required to satisfy our development requirements. We do not currently have available technical expertise sufficient for the requirements of our business, including the development of our website, expansion of our business could require us to employ highly skilled technical personnel.

      There can be no assurance that we will be able to attract and retain sufficient numbers of skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to develop our website and associated offerings, and could harm our business.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our website is accessible within an acceptable load time.

A key element to our ability to develop our business is the ability of our anticipated members, users (whom we define as anyone who visits our website, regardless of whether or not they are a member), buyers and sellers in all geographies to access our website within acceptable load times. We call this website performance. We may in the future experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously, and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and if our solutions become more complex and our user traffic increases. If our website is unavailable when users attempt to access it or does not load as quickly as they expect, users may seek other websites to obtain the information for which they are looking, and may not return to our website as often in the future, or at all. This would negatively impact our ability to attract members and increase engagement on our website. We expect to make significant investments to maintain and improve website performance and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

Our systems are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks and similar events. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services.

We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

If our security measures are compromised, or if our website is subject to attacks that degrade or deny the ability of members to access our website, members may curtail or stop use of our website.

Operating our planned micro-jobs marketplace will involve the storage and transmission of members’ and customers’ information, some of which may be private, and security breaches could expose us to a risk of loss of this information, which could result in potential liability and litigation. Like all websites, our website will be vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information. If we experience compromises to our security that result in website performance or availability problems, the complete shutdown of our website, or the loss or unauthorized disclosure of confidential information, our members may lose trust and confidence in us, and decrease the use of our website or stop using our website in its entirety. Further, outside parties may attempt to fraudulently induce employees or members to disclose sensitive information in order to gain access to our information or our members’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new members and increase engagement by existing members, cause members to close their accounts, subject us to third-party lawsuits, regulatory fines or other action or liability, thereby harming our operating results.

If our members’ profiles are out-of-date, inaccurate or if sellers to not offer services that buyers wish to purchase, we may not be able to realize the full potential of our website, which could adversely impact the growth of our business.

If our members do not update their information or provide accurate and complete information when they join quintup.com or do not advertise or solicit micro jobs that are compatible with buyers on our website, the value of our network may be negatively impacted because our value proposition as a micro jobs marketplace will be weakened. For example, buyers seeking to purchase certain services may not find members able or willing to fulfill their requirements, which could result in the erosion of member confidence in our business. Similarly, incomplete or outdated member information would diminish the ability of our marketing solutions customers to reach their target audiences and our ability to provide our customers with valuable insights. Therefore, we must provide features and products that demonstrate the value of our network to our members and motivate them to contribute additional, timely and accurate information to their profile and our network. If we fail to successfully motivate our members to do so, our business and operating results could be adversely affected.

We will process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

We will receive, store and process personal information and other member data, and will enable our members to share their personal information with each other and with third parties. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other member data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We intend to comply with industry standards and will be subject to the terms of our privacy policies and privacy-related obligations to third parties. In particular, we intend to adopt policies and procedures that are compliant with the United Nations Guidelines Concerning Computerized Personal Data Files and the OECD Guidelines on the Protection of Privacy and Trans-border Flows of Personal Data. Those principles are:

•Notice—persons should be given notice when their data is being collected;
• Purpose and disclosure— personal information should only be used for the purpose for which it has been stated;
• Consent—the information should not be disclosed without the knowledge and consent of the person to whom it relates;
• Security—the information should be kept secure from any potential abuses;
• Access—subjects should be allowed to access their personal information and make corrections to any inaccuracies; and
• Accountability – those who collect and manage the information are in an ethico-legal relationship with the subjects for which they should be transparent and accountable.

Although we will strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the fullest extent possible,  it is possible that these obligations may be interpreted and applied in new ways and/or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to users or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other member data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our members and customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws or our policies, such violations may also put our members’ information at risk and could in turn have an adverse effect on our business.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and Kenya, including laws regarding data retention, privacy and consumer protection, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning privacy and data protection and other matters that may be applicable to our business. It is also likely that as our business grows and evolves and our solutions are used in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

Our business depends on a strong brand, and any failure to establish,  maintain, protect and enhance our brand would hurt our ability to establish, retain or expand our base of members or our ability to increase their level of engagement.

We believe that establishing a strong brand will contribute significantly to the success of our business. Our brand will be predicated on the idea that individual buyers and sellers of micro jobs will find significant value in conducting transactions, and building and maintaining their reputations on our platform. If our members or potential members determine that they can use other platforms, such as social networks or competitive micro-job sites, for the same purposes as or as a replacement for Quintup.com, or our brand and our business could be harmed.

Failure to protect or enforce our intellectual property rights could harm our business and operating results.

We regard the protection of our copyrights, trademarks, trade dress, and domain names as critical to our success. In particular, we must maintain, protect and enhance the “Quintup.com” brand. We will strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We will enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar services by others.

Litigation may be necessary to enforce or protect our intellectual property rights, or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our “Quintup” brand. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed and the market price of our common stock could decline.

We may in the future be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could harm our business and operating results.

The vast majority of internet based companies become subject to occasional lawsuits in the normal course of business. Litigation in general is often expensive and disruptive to normal business operations. We may face in the future, allegations and lawsuits that we have infringed the intellectual property and other rights of third parties, including patents, privacy, trademarks, copyrights and other rights. Litigation, and particularly the patent infringement actions that we may face, may be protracted and expensive, and the results are difficult to predict. Adverse outcomes may result in significant settlement costs or judgments, require us to modify our products and features while we develop non-infringing substitutes or require us to stop offering certain features.

The occurrence, frequency or results of litigation or claims cannot be predicted with accuracy at this early stage of our development, we do not currently believe that litigation will have a material adverse effect on our business. However, there can be no assurance that our expectations will prove correct, and in the event that any future matters are not resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or, resolve them, could harm our business, our operating results, our reputation or the market price of our common stock.

Many individuals are using devices other than personal computers to access the Internet. If users of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, personal digital assistants, smart phones and handheld tablets or computers, has increased dramatically in the past few years and is projected to continue to increase. This is especially the case in East Africa, where cellular mobile data access has significantly outpaced internet access.  If we are unable to develop mobile solutions to meet the needs of our users, our business could suffer. Additionally, as new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support, and maintenance of such devices.

If Internet search engines’ methodologies are modified or our search result page rankings decline for other reasons, our member engagement could decline.

We will depend in part on various Internet search engines, such as Google, Bing and Yahoo!, to direct a significant amount of traffic to our website. Therefore our ability to maintain the number of visitors directed to our website will not be entirely within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If search engine companies modify their search algorithms in ways that are detrimental to our new user growth or in ways that make it harder for our members to use our website, or if our competitors’ SEO efforts are more successful than ours, overall growth in our member base could slow, member engagement could decrease, and we could lose existing members. These modifications may be prompted by search engine companies entering the micro-jobs market or aligning with competitors. We anticipate that our website will experience fluctuations in search result rankings and any resulting reduction in the number of users directed to our website would harm our business and operating results.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will depend on relationships with various third parties, including technology and content providers to grow our business. Identifying, negotiating and documenting relationships with third parties requires significant time and resources, as does integrating third-party content and technology. We anticipate that our agreements with technology and content providers and similar third parties will typically be non-exclusive and do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to these parties to favor their solutions or may prevent us from developing strategic relationships with these parties. In addition, these third parties may not perform as expected under our agreements with them, and we have had, and may in the future have, disagreements or disputes with these parties, which could negatively affect our brand and reputation. It is possible that these third parties may not be able to devote the resources we expect to the relationship. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired, and our operating results would suffer. Even if we are successful, these relationships may not result in improved operating results.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. We will incur expenses for employee compensation and other operating expenses at our non-U.S. locations, namely in Kenya, in the local currency, and we expect that the majority of our revenue will be from customers who pay us in currencies other than the U.S. dollar. Fluctuations in the exchange rates between the U.S. dollar and those other currencies could result in the dollar equivalent of such expenses being higher and/or the dollar equivalent of such foreign-denominated revenue being lower than would be the case if exchange rates were stable. This has resulted in losses on foreign currency exchange in the past and could have a negative impact on our reported operating results.

 In the future, we may engage in hedging strategies, such as forward contracts, options or foreign exchange swaps related to transaction exposures. However, there can be no assurance that any strategies we implement to mitigate this risk will eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	We have no experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

•

We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

•

We may determine that the cost of acquiring a foreign exchange hedging instrument outweighs the benefit we expect to derive from the derivative, in which case we would not purchase the derivative and be exposed to unfavorable changes in currency exchange rates.

The intended tax benefits of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business.

Our corporate structure and intercompany arrangements, including the manner in which we develop and use our intellectual property and the transfer pricing of our intercompany transactions, are intended to reduce our worldwide effective tax rate. The application of the tax laws of various jurisdictions, including the United States, to our international business activities is subject to interpretation and depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, or determine that the manner in which we operate our business does not achieve the intended tax consequences, which could increase our overall effective tax rate and harm our financial position and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we intend to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our  common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

We may indemnify our directors and officers against liability to us and our stockholders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our officers and directors are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our officers and directors file a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Related to the Ownership of Our Stock

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the Jumpstart Our Business (JOBS)Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.  Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.  Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

 Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.  We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board and there is no assurance that we will ever be able to meet those requirements.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues, our current cash position (approximately $17,000 as at the date of this prospectus) and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of approximately $194,000 for the next 12 months (beginning February, 2013), which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned development and expansion activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf.  Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock.  This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things.  Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers.  Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state.  Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock.  There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.  You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders.  The selling security holders will receive all proceeds from this offering and if all of the shares being offered by this Prospectus are sold at $0.0015 per shares, those proceeds would be approximately $42,505.

We received proceeds of $42,505 from the sale of the stock being offered in this Prospectus when it was sold by us to the selling security holders. These funds are currently being used to pay for the filing of this Registration Statement and for the implementation of our business plan.

Determination of Offering Price

The selling security holders will offer their shares at an initial offering price of $0.0015 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.0015 per share figure, including the following:

•         our most recent private placements of 28,336,664 shares of our common stock at a price of $0.0015 per share on January 31, 2012;

•         our lack of operating history;

•         our capital structure; and

•         the background of our management.

As a result, the $0.0015 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. If our common stock becomes quoted on the OTC Bulletin Board and a market for our common stock develops, security holders may sell their shares at a price different than the $0.002 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 28,336,664 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Selling Security Holders

The 41 selling security holders are offering for sale 28,336,664 shares of our issued and outstanding common stock which they obtained as part of an issuance on January 31, 2012 whereby we issued 28,336,664 shares of our common stock to forty-one (41) selling security holders at $0.0015 per share for aggregate proceeds of $42,505.

All of these shares were issued in reliance upon an exemption from registration pursuant to Section 4(2), of Regulation S, under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.

The selling security holders have the option to sell their shares at an initial offering price of $0.0015 per share until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.

The following table provides information as of January 8, 2013 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

•         the number of shares owned by each prior to this offering;

•         the number of shares being offered by each;

•         the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

•         the percentage of shares owned by each; and

•         the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering(1)	Percent %(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)
Jecinter Adhiambo Owiti	1,000,000	1.64	1,000,000	Nil	Nil
Ruth Akinyi Oluoch	600,000	*	600,000	Nil	Nil
Gilbert Ambuka Bwali	633,333	1.04	633,333	Nil	Nil
Zephar Barasa Wepukhulu	566,667	*	566,667	Nil	Nil
Sylvester Ekakoro Eddy	1,000,000	1.64	1,000,000	Nil	Nil

Name of Selling Security Holder	Shares Owned Prior to this Offering(1)	Percent %(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)
Jesca Imbuhila Mulanda	600,000	*	600,000	Nil	Nil
Benard Juma Obaki	600,000	*	600,000	Nil	Nil
Josphine Khasandi Lubale	1,000,000	1.64	1,000,000	Nil	Nil
Titus Kimako Ndunda	666,667	1.09	666,667	Nil	Nil
Nicholas Kithyioma Kimako	666,667	1.09	666,667	Nil	Nil
Joyce Kwamboka Mose	800,000	1.31	800,000	Nil	Nil
Albert Lipeya Shiboka	633,333	1.04	633,333	Nil	Nil
Castone Lukuvuli	633,333	1.04	633,333	Nil	Nil
Julius Luseka Muliakha	733,333	1.20	733,333	Nil	Nil
Christopher Makokha Odhiambo	633,333	1.04	633,333	Nil	Nil
Jane Mikayili Muhati	633,333	1.04	633,333	Nil	Nil
Pamellah Muchisa Ironde	640,000	1.05	640,000	Nil	Nil
Margaret Mudua	633,333	1.04	633,333	Nil	Nil
Eunice Muhabi Muhati	633,333	1.04	633,333	Nil	Nil
James Mukamani Odongo	600,000	*	600,000	Nil	Nil
James Mumo Kioko	1,000,000	1.64	1,000,000	Nil	Nil
Ngemu Muthoka	666,667	1.09	666,667	Nil	Nil
Beatrice Mutonyi Anyula	566,667	*	566,667	Nil	Nil
Bonface Mutuku Kimako	640,000	1.05	640,000	Nil	Nil
Joicy Mwende Mutuku	666,667	1.09	666,667	Nil	Nil
Mary Nawekulo Khamala	633,333	1.04	633,333	Nil	Nil
Agnes Ndunge Mutuku	666,667	1.09	666,667	Nil	Nil

Name of Selling Security Holder	Shares Owned Prior to this Offering(1)	Percent %(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)
Geoffrey Nyongesa Ekesa	563,333	*	563,333	Nil	Nil
Malachi Okumu Onyango	800,000	1.31	800,000	Nil	Nil
Godfrey Laurence Ombunda Munyekenye	600,000	*	600,000	Nil	Nil
Walter Ongadi Maheli	633,333	1.04	633,333	Nil	Nil
Celestine Oory Achieng	633,333	1.04	633,333	Nil	Nil
Johnstone Ouko Mukabi	566,667	*	566,667	Nil	Nil
Jared Ouko Ouko	633,333	1.04	633,333	Nil	Nil
Godffrey Sandu Makoha	593,333	*	593,333	Nil	Nil
Nicholas Shinabuya	1,000,000	1.64	1,000,000	Nil	Nil
Colleta Shiyeyie Mukabwa	733,333	1.20	733,333	Nil	Nil
Caren Vudembu Isigi	633,333	1.04	633,333	Nil	Nil
Benjamin Wafula	733,333	1.20	733,333	Nil	Nil
Sylvian Wagamilah Mukabwa	800,000	1.31	800,000	Nil	Nil
Lihanda Wycliffe Musundi	666,667	1.09	666,667	Nil	Nil
Total	28,336,664	46.57%	28,336,664	Nil	Nil

*represents an amount less than 1%

(1)           The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)           The percentages are based on 60,836,664shares of our common stock issued and outstanding and as at January 8, 2013

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares.  The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 28,336,664 shares of our common stock on behalf of the selling security holders.  The selling security holders have the option to sell the 28,336,664 shares of our common stock at an initial offering price of $0.0015 per share until a market for our common stock develops, and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

•         on such public markets as the securities may be trading;

•         in privately negotiated transactions; or

•         in any combination of these methods of distribution.

 The selling security holders may offer our common stock to the public:

•         at an initial price of $0.0015 per share until a market develops;

•         at the market price prevailing at the time of sale if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops;

•         at a price related to such prevailing market price if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops; or

•         at such other price as the selling security holders determine if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock.  In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;
  not engage in any stabilization activities in connection with our securities; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.  We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act.  Neither we nor the selling security holders can presently estimate the amount of such compensation.  We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.  Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.  Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares.  We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering.  In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity.  All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•         contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•         contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•         contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

•         contains the toll-free telephone number for inquiries on disciplinary actions;

•         defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•         contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•         the bid and ask prices for the penny stock;

•         the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•         the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•         a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales.  All states offer a variety of exemptions from registration of secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value, and 100,000,000 shares of preferred stock, $0.00001 par value.  There are currently no differences in the rights or restrictions attached to our two classes of stock.

Common Stock

As of January 8, 2013, we had 60,836,664 shares of our common stock issued and outstanding.  We did not have any outstanding options or any other convertible securities as of January 8, 2013.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights.  Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.  All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends.  From our inception to January 8, 2013, we did not declare any dividends.

We do not intend to issue any cash dividends in the future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  However, it is possible that our management may decide to declare a cash or stock dividend in the future.  Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001. As of January 8, 2013, there were no preferred shares issued and outstanding.  Under our Bylaws, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Legal Matters

Michael J. Morrison, Attorney at Law, of 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509 has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the period from November 23, 2011to June 30, 212 have been included in this Prospectus in reliance upon PLS CPA, A Professional Corporation, an independent registered public accounting firm, as experts in accounting and auditing.

Description of Business

Forward-Looking Statements

This Prospectus contains forward-looking statements.  To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “will”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate.  It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We do not undertake any obligation to publicly update any forward-looking statements.

Overview

We were incorporated on November 23, 2011 under the laws of the State of Nevada.  Our authorized capital consists of 100,000,000 shares of common stock with a par value of $0.00001 and 100,000,000 shares of preferred stock with a par value of $0.00001.  We have one wholly owned subsidiary, Cheswick Holdings Limited, a company incorporated in Kenya, through which all of our operations are conducted. Cheswick was incorporated on October 6, 2011 and carries on all of our business activities in Kenya.  Since we are in our startup stage, Cheswick has predominately been involved in administrative activities such as setting up bank accounts, establishing relationships with service providers and establishing our office facilities.

We are a development stage company in the business of developing a social media and networking website, Quintup.com, intended to serve as a transactional marketplace for buyers and sellers of contract services, known as micro-jobs. Our operations are based in the Eastern African city of Nairobi, Kenya, and Quintup.com is intended and being designed for consumer markets in Eastern Africa, with a focus on Kenya, Tanzania and Uganda.

Our planned website, Quintup.com, is in the development stage. We have only recently begun operations, have no sales or revenues, and therefore rely upon the sale of our securities to fund our operations. We have a going concern uncertainty as of the date of our most recent financial statements.

We are not a blank check company.  Rule 419 of Regulation C under the Securities Act of 1933 defines a “blank check company” as a (i) development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, and (ii) is issuing a penny stock.  Accordingly, we do not believe that our Company may be classified as a “blank check company” because we intend to engage in a specific business plan and do not intend to engage in any merger or acquisition with an unidentified company or other entity.

We currently employ third party developers to construct our planned website. We anticipate that our website will be operational by March of 2013 after which we intend to conduct alpha testing using various transaction simulations.  Thereafter, we will conduct beta testing of our website by a limited group of users.  We expect that beta testing will be complete by June of 2013.  Also beginning in June of 2013, we intend to retain commissioned sales and marketing consultants to recruit a membership base for our services in preparation of a public unveiling and launch in August, 2013.  We have not yet hired any commissioned sales people.

We intend to meet our cash requirements for the short term by generating limited revenue and the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements or commitments in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

If we are not able to raise the full $211,000 budget that we require to implement our business plan as anticipated, we will scale our business development in line with available capital. Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our corporate, legal and accounting expenses. We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

If we are able to raise the required funds to fully implement our business plan, we plan to implement the below business actions in the order provided below. If we are not able to raise all required funds, we will prioritize our corporate activities as chronologically laid out below because the activity which needs to be undertaken in the initial months is prerequisite for future operations..

Government Regulation

We are subject to federal, state and local laws and regulations applicable to businesses generally in the United States, where our business is incorporated in the state of Nevada, and in Kenya, where our wholly owned subsidiary, Chiswick Holdings Limited is incorporated and where our management and operations are based.  We are also subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. This is especially the case in the East African Community, where laws governing Internet based activities are largely non-existent.  In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our service.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state, and foreign laws regarding privacy and protection of member data. We intend to post on our website a privacy policy and user agreement, which will describe our practices concerning the use, transmission and disclosure of member data. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of privacy and data protection laws, and their application to the Internet is unclear, evolving and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices, or that new regulations will be enacted. Complying with these varying domestic and international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

We do not believe that we are or will become subject to any environmental laws or regulations of the United States or of any constituent nation of the East African Community in which we intend to operate.

Kenyan Regulations

The Kenyan government has introduced market-based reforms and provided more incentives for both local and foreign private investment. Foreign investors seeking to establish a presence in Kenya generally receive the same treatment as local investors, and multinational companies make up a large percentage of Kenya's industrial sector. Furthermore, there is no discrimination against foreign investors in access to government-financed research, and the government's export promotion programs do not distinguish between local and foreign-owned goods.

The Companies Ordinance, the Partnership Act, the Foreign Investment Protection Act, and the Investment Promotion Act of 2004 provide the legal framework for foreign direct investment (FDI). To attract investment, the Kenyan government enacted several reforms, including abolishing export and import licensing except for a few items listed in the Imports, Exports and Essential Supplies Act; rationalizing and reducing import tariffs; revoking all export duties and current account restrictions; freeing the Kenya shilling's exchange rate; allowing residents and non-residents to open foreign currency accounts with domestic banks; and removing restrictions on borrowing by foreign as well as domestic companies. In 2005, the Kenyan government reviewed its investment policy and launched a private sector development strategy. One component of this effort was a comprehensive policy review by UNCTAD that was the basis for the 2005 UNCTAD Investment Guide to Kenya, published in conjunction with the International Chamber of Commerce (ICC).

Kenya's investment code, articulated in the Investment Promotion Act of 2004, which came into force in 2005, streamlined the administrative and legal procedures to create a more attractive investment climate. The act’s objective is to attract and facilitate investment by assisting investors in obtaining the licenses necessary to invest and by providing other assistance and incentives. The act replaced the government's Investment Promotion Center with the Kenya Investment Authority (KIA).

Kenyan investment law is modeled on British investment law. The Companies Act, the Investment Promotion Act, and the Foreign Investment Act are the main pieces of legislation governing investment in Kenya. Kenyan law provides protection against the expropriation of private property, except where due process is followed and adequate and prompt compensation is provided. Various bilateral agreements also guarantee further protection with other countries. Expropriation may only occur for either security reasons or public interest. The Kenyan government may revoke a foreign investment license if (1) an untrue statement is made while applying for the license; the provisions of the Investment Promotion Act or of any other law under which the license is granted are breached; or, if (2) there is a breach of the terms and conditions of the general authority. The Investment Promotion Act of 2004 provides for revocation of the license in instances of fraudulent representation to the Kenya Investment Authority (KIA) by giving a written notice to the investor granting 30 days from the date of notice to justify maintaining the license. In practice, the KIA rarely revokes licenses.

Kenya is a member of the World Bank-affiliated Multilateral Investment Guarantee Agency (MIGA), which issues guarantees against non-commercial risk to enterprises that invest in member countries. It is also a signatory to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States. The Convention established the International Center for Settlement of Investment Disputes (ICSID) under the auspices of the World Bank. Kenya is also a member of the Africa Trade Insurance Agency (ATIA) as well as many other global and regional organizations and treaties, including the Common Market for Eastern and Southern Africa (COMESA); the Cotonou Agreement between the European Union and the African, Caribbean and Pacific States (ACP); the East African Community (EAC); the Paris Convention on Intellectual Property, the Universal Copyright Convention, and the Berne Copyright Convention; the World Intellectual Property Organization (WIPO); and the World Trade Organization (WTO). Kenya has also signed double taxation treaties with a number of countries, including Canada, China, Germany, France, Japan, Netherlands, and India. On November 27, 2007, Kenya joined with its EAC sister states in signing the first-ever interim economic partnership agreement (EPA) with the European Community (EC). In mid-July 2008, Kenya and its fellow EAC members signed a Trade and Investment Framework Agreement (TIFA) with the United States at the conclusion of the 2008 African Growth and Opportunity Act (AGOA) Forum in Washington, D.C.

Foreign investors are able to obtain credit on the local market; however, the number of credit instruments is relatively small. Legal, regulatory, and accounting systems are generally transparent and consistent with international norms. The corporate tax for newly listed companies is 25 percent for a period of five years from the date of listing. The withholding tax on dividends is 7.5 percent for foreign investors and 5 percent for local investors. Foreign investors can acquire shares in a listed company subject to a minimum reserve ratio of 40 percent of the share capital of the listed company for domestic investors, with the remaining 60 percent considered as a free float available to local, foreign, and regional investors without restrictions on the level of holding. To encourage the transfer of technology and skills, the government allows foreign investors to acquire up to 49 percent of local stockbrokerage firms and up to 70 percent of local fund management companies. Dividends distributed to residents and non-residents are subject to a final withholding tax at the rate of 5 percent. Dividends received by financial institutions as trading income are not subject to tax. In 2007, the Kenyan government granted two fiscal incentives to encourage growth of capital markets: exemption from income tax on interest income accruing from cash flows of securitized assets; and exemption from income tax on interest income accruing from all listed bonds with at least a maturity period of three years. The fiscal incentive targets providers of infrastructure services such as roads, water, power, telecommunication, schools, and hospitals. Company capital expenditures on legal costs and other incidental expenses associated with listing by introduction at the NSE are tax deductible.

The Kenyan government focuses its investment promotion on opportunities that earn foreign exchange, provide employment, promote backward and forward linkages, and transfer technology. The only significant sectors in which investment (both foreign and domestic) are constrained are those where state corporations still enjoy a statutory monopoly. These monopolies are restricted almost entirely to infrastructure (e.g., power, posts, telecommunications, and ports), although there has been partial liberalization of these sectors. For example, in recent years, five Independent Power Producers (IPPs) have begun operations in Kenya.

Work permits are required for all foreign nationals wishing to work in the country, and the Kenyan government requires foreign employees to be key senior managers or have special skills not available locally. Still, any enterprise, whether local or foreign, may recruit expatriates for any category of skilled labor if Kenyans are not available. Currently, foreign investors seeking to hire expatriates must demonstrate that the specific skills needed are not available locally through an exhaustive search, although the Ministry of Labor plans to replace this requirement with an official inventory of skills that are not available in Kenya, as discussed below. Firms must also sign an agreement with the government describing training arrangements for phasing out expatriates.

Kenya does not have a bilateral investment trade agreement with the United States, although there are hopes that this might change sometime in the future. According to UNCTAD, Kenya has signed bilateral investment agreements with Burundi, China, Finland, France, Germany, Iran, Italy, Libya, Netherlands, Switzerland, and the United Kingdom, although only those with Germany, Italy, Netherlands, and Switzerland have entered into force as of June 2011. Kenya and its EAC partners signed a Trade and Investment Framework Agreement with the United States in July 2008 as a bloc.

A company incorporated outside Kenya may carry on business in Kenya through a subsidiary. In order to establish a subsidiary, the following documents and details must be submitted to the Registrar of Companies within 30 days of establishing such a subsidiary:

• A certified copy of the Charter, Statutes or Memorandum and Articles of the company, or other instruments defining the constitution of the company;

• A list of the directors and the secretary of the company;

• A statement of all existing charges entered into by the company affecting properties in Kenya;

• Names and postal addresses of one or more persons resident in Kenya authorized to accept, on behalf of the company, service of notices required to be served on the company;

• Full address of the registered or principal office of the company in its home country; and

• Full address of place of business in Kenya.

Once the process is complete, the Registrar will issue a Certificate of Compliance. The process may take up to 4 weeks. Companies that may want to have representative or liaison offices are required to register using the above process.

Kenyan Currency Conversion and Transfer Policies

There are no restrictions on the transfer of funds from the Kenyan  operating  company  to the Nevada  corporation for the  payment of dividends to your shareholders or otherwise.  As in December 1995, Kenya repealed its Foreign Exchange Control Act. (Ministerial decrees had previously removed nearly all limitations.) There are no remaining restrictions on converting or transferring funds associated with an investment. No recent changes or plans to tighten remittance policies exist. Foreign exchange is readily available. Kenya has had a floating exchange rate since late 1993. On July 1, 1996, Kenyan shillings became freely convertible into Tanzanian and Ugandan shillings and vice versa.

Kenya’s Foreign Investment Protection Act (FIPA) guarantees capital repatriation and remittance of dividends and interest to foreign investors, who are free to convert and repatriate profits including un-capitalized retained profits (proceeds of an investment after payment of the relevant taxes and the principal and interest associated with any loan). Kenya has no restrictions on converting or transferring funds associated with investment. Kenyan law requires the declaration of amounts above Ksh 500,000 (about $5,600) as a formal check against money laundering. Foreign exchange is readily available from commercial banks and foreign exchange bureaus and can be freely bought and sold by local and foreign investors. The Kenyan shilling has a floating exchange rate tied to a basket of foreign currencies.

United Nations Guidelines on Privacy

The right of privacy is well established in international law. The core privacy principle in modern law may be found in the UN Universal Declaration of Human Rights. Article 12 of the UDHR states ""No one shall be subjected to arbitrary interference with his privacy, family, home or correspondence, nor to attacks upon his honor and reputation. Everyone has the right to the protection of the law against such interference or attacks."

The UN Guidelines for the Regulation of Computerized Personal Data Files (1990) set out Fair Information Practices and recommend the adoption of national guidelines to protect personal privacy. Appropriately, the UN Guidelines note that a derogation from these principles "may be specifically provided for when the purpose of the file is the protection of human rights and fundamental freedoms of the individual concerned or humanitarian assistance."  More generally, the protection of privacy is considered a fundamental human right, indispensable to the protection of liberty and democratic institutions.

Products and Services

Micro Jobs

Our business plan is to create and operate a micro jobs website, Quintup.com, that will serve as an online marketplace for the purchase and sale of personal services amongst individuals and businesses operating in Eastern Africa, namely Kenya, Tanzania, and Uganda.  Micro jobs websites have become increasingly popular in recent years as social market places for outsourcers of services and individuals or businesses seeking to hire those services.  The first micro job (also known as “microwork” or micro “gigs”) websites, such as the website established in 2008 by the non-profit group Samasource, were conceived in order to outsource series of small tasks that have been broken out of a larger digital based work projects and which could be completed over the Internet.  Typically, a micro job would take anywhere from one to fifteen minutes to complete, and would be performed in exchange for a proportionate wage.   At present, micro jobs commonly refer to a broader range of internet and non-internet based services, although they typically involve services, such as data entry, bookkeeping, research, graphic design, photography, marketing, word processing or creative writing, the product of which may be delivered or verified over the internet.

Quintup.comTM and QuintuplesTM

Our planned website, Quintup.com, will use the framework of social networking to aggregate buyers and sellers of micro jobs or “gigs” (as they are sometimes referred to by us), and to mediate financial transactions between them.   All users of the website who wish to partake in either buying or selling of services must become registered members of the website. There will be no charge for registration.  Unregistered users will be able to browse select information on website, including a limited selection of advertised micro jobs, but may not partake in any transactions or have access to certain features and services reserved for registered members.   Following registration, users may freely offer micro jobs which will be aggregated in a searchable classified section.  We will establish a minimum contract fee of $5 for all micro jobs transacted on our website, and will refer to these $5 micro jobs as “Quintuples”TM.   Although members will have the discretion to buy or sell micro jobs for values in excess of $5, we anticipate that the majority of services transacted on Quintup.com will be Quintuples.

Buyers and Sellers

Registered members of Quintup.com will be divided into two categories, buyers and sellers, although any member may register as both a buyer and as a seller.  A seller on the website, also known as a “micro entrepreneur,” may offer their micro-job or gig services to anybody who is willing to buy their service.  The process of making a sale or offering a gig to a buyer is simple. First, the seller will go through the simple steps guided by the website of creating a gig, which must include a written description of services offered, including the duration of the offer, the numbers of each gig available to be performed, the gig price or compensation offered, and deadlines for completion and delivery.  Sellers may also include information related to their qualifications or experience, photographs or videos in order to enhance the gig offer.   Buyers may thereafter browse, select and pay for any advertised gigs.   Payment may be made using the PayPal e-commerce service or credit card.

Gig payments will be held in escrow by Quintup.com until satisfaction of the gig contract.  After one or more of the offered gigs is ordered, the seller will be notified by email. Upon delivery of payment by the seller, buyers and sellers will have the ability to communicate in order to discuss any customizable aspects of the services to be provided.  The seller is then required to meet the delivery time and specifications specified in their gig description. A seller may advertise multiple gigs, but in order to keep a good status rating on the website, he/she must fulfill all of the gigs within the specified timeframe. It is the seller’s responsibility to fulfill all gig orders in a timely manner, and Quintup will not assume responsibility for delays. If a seller fails to complete their gig within the specified timeframe, or fails to deliver the services substantially as described, the buyer will have the opportunity to withdraw the funds submitted to Quintup’s escrow service.   When the seller successfully performs his/her duty to its completion within the specified time, they receive their funds within 48 hours into their Quintup.com account. On every $5 transaction that occurs between buyers and sellers, Quintup.com will retain a fee of $1, or 20% of the transaction.

QuintupCashTM

Funds received into a Quintup.com account may be held in the account in the form of QuintupCash or withdrawn at any time.  QuintupCash may also be redeemed for the purchase of gigs in other transactions.

Searchable Gig Listings

We intend that Buyers on the website will be able to search through tens of thousands of micro job listings using expansive search criteria, including broad micro job categories and word specific searches.   Additionally, buyers will have the ability to search by seller username, which will encourage sellers to establish positive reputations on Quintup.com.  Gigs may range to creating surveys, recording one’s voice for somebody’s birthday celebration, or helping to plan a holiday.  We anticipate that buyers will find a vast array of services on Quintup’s website.

Gig Categories

Quintup’s micro-jobs can be categorized into many categories and subcategories. Many jobs in these categories may overlap with one another. For general purposes, the website will be broken down into the following categories:

  Gifts – This section will feature celebration gifts for birthdays, weddings, anniversaries and the like. Such gifts may be delivered as surprises to recipients and might include physical gifts or greetings or announcements in paper, electronic, video, or audio format. This section will also include subcategories such as games, cartoons, artwork and handmade items.

  Graphics – This section will feature goods/services related to graphic design. Services sold in this category might include, for example, the creation of landscape drawings, abstract paintings, digital caricatures based on a photograph, or advertisements. Subcategories in this section will include general illustrations, portraits, anime, logos as well as creating images for someone’s Facebook or Twitter page.

  Video – This section will be dedicated to creating videos based on the seller’s talents and the buyer’s specific requirements. Video works may be for entertainment, instructional, or marketing purposes. Subcategories in this section include testimonials, promotion, high definition video, special effects as well as sending special messages.

  Social Marketing – This section will be dedicated marketing and advertising services through social media. These may include, for example, creating video testimonials or reviews for publication via various social media websites, search optimization assistance, or advice on the optimal use of social networks. Subcategories on this section include promotion, testimonials, Social Networking Advice, and Product Demos.

  Travel – In this section, sellers may help buyers plan travel, provide travel and cultural advice, or prepare travel research. Searchable subcategories in this section will include holidays, advice, travel tips, Q&A, travel guides, as well as specific destinations, i.e. China, Europe, Austrialia, etc.

  Writing – this section will allow sellers to market creative or technical writing, journalism, translation or document editing services to buyers.  Sellers may also offer writing related education tutorials or similar services.  Subcategories will include English, Translation, Editing, Proofreading, advertising, and composition.

  Advertising – This very general category will enable sellers to offer a range of contemporary and traditional advertising  services in a variety of media. Subcategories may include logo design, copyrighting, social networking, general promotion, and website enhancement.
  Music and Audio – This category will encourage artists to showcase their musical and vocal talents. These can be used as gifts or a variety of entertainment of information purposes. Subcategories may include Birthday, Rock and Roll, Country, Comedy, Youtube, impressions, narration, and audiobook, to name a few.

  Fun & Bizarre – This category will allow sellers to showcase anything they think they can do that is funny or anything they can capture with a camera or video that is funny. Subcategories may include saying anything that the buyer wants, making a fool of oneself, and bizarre tricks.

  Tips and Advice – In this category seller may offer give advice on a wide array of categories. Subcategories include weight loss, meditation, relationship advice, job seeking advice and other career advice.

  Education – This category will feature all education related services. These may include teaching musical instruments, language instruction, computer tutorials, self improvement courses, etc.
  Business – This category will pertain to any business related service, including bookkeeping, report creation, resume services, business planning and similar services.

  Technology & Programming – This category is for anybody who needs IT problems solved, including programming, IT business help and advice, computer diagnostic repairs, as well as creating IT parameters for one’s business.

  Other – This may include miscellaneous service not mentioned in the above categories.

“Stages” Status Ratings System

One of the best and most unique platforms that the planned Quintup.com has to offer will be “Stages.” Stages is a reputation-based promotion system, where sellers can gain higher statuses throughout the website based on previous experiences with buyers. This higher status is primarily based on continuous customer satisfaction, which is made known via buyers rating sellers. High ratings from buyers on a regular basis will allow the seller to advance to a higher stage.   Each stage opens up further opportunities and tools for the seller to extend their business. Sellers who advance to a higher stage are expected to maintain their status by maintaining their level of service in order to maintain their current stage and if possible, increase their level of service further in order to gain promotion to a higher stage. Levels are periodically updated by an automated system. Higher level sellers are still expected to maintain their gig price at $5. If sellers to do not maintain their quality of service, experience ratings drop or do not deliver within the specified time to a multitude of buyers risk losing their selling status and if necessary, will be demoted to a lower stage.

The stage system is divided into three stages and are explained as follows:

  Stage 1 (Beginners): Sellers who starts on Quintup will start here. All sellers will maintain this stage unless they sell 10 gigs within one month.

  Stage 2 (Amateurs): Sellers who have active on Quintup.com for 30 days and who have at least sold 10 gigs will be promoted to Stage 2. Sellers will maintain this stage regardless of what their user ratings are, except in circumstances where there have been major complaints. If there are such complaints, sellers will risk losing their membership status. Stage 2 sellers are expected to maintain selling orders on a regular basis to stay in stage 2. If sellers do not sell 10 gigs every 60 days after entering Stage 2, they will be demoted back to Stage 1. Sellers who make it to Stage 2 will enjoy better tools to help them promote their services.

  Stage 3 (Pro League): Sellers will be promoted to Stage 3 if they have made over 50 orders per month after they been promoted to Stage 2 (meaning sellers cannot be automatically promoted to Stage 3 from Stage 1 without entering Stage 2 first). Additionally, sellers are expected to have higher user ratings to make it to Stage 3. Sellers must have an average user rating of 4 stars out of 5, which is at least 80% customer satisfaction. Sellers who are in Stage 3 will enjoy even better tools and higher page rankings in order to promote their business even further. Additionally, sellers will enjoy priority support.

  Stage 4 (All Stars): Sellers can be promoted to Stage 4 if they can reach 100 sales per month over a two month span. Additionally, Sellers are who reach this level are expected to maintain average user ratings of 4 stars out of 5 (80%). Users who reach this level will the best tools available to support their business. Additionally, Stage 4 users will have very high page rankings and will occasionally be on Quintup’s “Featured” page, as part of their reward to making it to this level.

  Stage 5 (Hall of Famers): Stage 5 is the highest stage that can be attained on Quintup.com. Sellers who reach this stage are manually chosen by our staff and are considered to be the best of the best. Most of the sellers who reach this stage have over 200 orders per month with continuously high rankings, with a minimum average of 4.5 out of 5 stars (90%). Other criteria to reach this level is seniority, exceptional customer care and community leadership. In addition to enjoying the best tools necessary to help support one’s business, Stage 5 sellers will be constantly on “Featured” pages and will have the highest page rankings. Additionally, Stage 5 sellers will enjoy features that are not available to other users, such as access to features that are in beta and not released to the public yet.

Order Handling

We anticipate that Buyers will have to pay for an order in advance of the seller performing their service to the buyer. However, payment will be placed in an escrow system and will be credited to the seller’s account within 48 hours after the service is completed.  This is to ensure if there are problems with the order or serious complaints from the buyer, the money can still be refunded to the buyer.

When the buyer buys a gig, the seller will be notified by email and to his account. As previously mentioned, sellers are required to meet their delivery time specified when creating their gigs. Failing to do so will allow the buyer to cancel the gig and will seriously affect the seller’s user ratings.  Quintup will maintain a zero tolerance policy regarding late deliver and no concessions will be available to sellers who fail to meet deadlines.

Both the buyer and the seller have the option to cancel the order by mutual agreement.   Mutual cancellations have no negative affect on rating to the buyer. Excessive cancellations, however, will negatively impact the seller’s status. The seller may force cancel an order for any reason during the order process, but this will negatively impact their rating.

Additional Features of Quintup.com.

Featured Page

The Featured Page will be the first page seen by prospective buyers upon entering the buyer section of the website. Most of the time, this page will feature sellers who have been promoted to Stage 3, 4 and 5, which means the sellers are very professional and have sold their good or service many times. Stage 5 sellers will be featured the most times, whereas Stage 4 will be featured less frequently, and Stage 3 the least frequently. The Featured page that is linked to the home page is completely random, and will feature any type of gig. However, once the featured page is clicked from a specific category, it will feature gigs only linked to that specific category (for example “Featured Marketing” and “Featured Education”). Other users who have not reached level 3 but have extremely high user ratings will be considered for this page also.

Quick-UP PageTM

The Quick-UP page will feature sellers who can deliver their service within 24 hours after the order is made. This is a separate page from “Featured” and this will also be a link on the homepage, which will link to random Quick-UP sellers, and each category will have a link to specific Quick-UP pages (for example “Quick-UP Travel”). All Quick-UP sellers must follow through with their timing pledged of 24 hours or less. Sellers who fail to do this on three separate occasions will be expelled from this category for 6 months, and will experience low user ratings.

Market, Customers and Distribution Methods

The East African Community

We intend to market our business primarily to customers located in the East African Community (EAC), an intergovernmental organization and economic region comprising five countries in East Africa: Burundi, Kenya, Rwanda, Tanzania and Uganda.   More specifically, we will target customers located in the EAC’s three largest and most developed countries: Kenya, Tanzania and Uganda.   The EAC is an integral part of the African Economic Community, an organization establishing grounds for mutual economic development among the majority of African states.  Additionally, the EAC is a potential precursor to the establishment of the East African Federation, a proposed federation of its five members into a single state. In 2010, the EAC launched its own common market for goods, labour and capital within the region, with the goal of a common currency by 2012 and full political federation in 2015.  The geographical region encompassed by the EAC covers an area of 1.8 million square kilometres, with a combined population of about 133 million (2011) and a combined gross domestic product of 79.2 billion.

According to the World Bank Africa Region Sustainable Development Unit, internet  use in East Africa is still very low compared to developed countries. It is estimated that 10% of East Africans (approximately 13 million people) actively use the Internet as of 2011. Meanwhile, the Communications Commission of Kenya (CCK), assessed an estimated 14.3 million Internet users in 2011 in Kenya alone.  Most commonly, East Africans use the internet to check news, read email and for social networking.

Historically, internet speed in East Africa has been significantly lower when compared to developed countries. This has perhaps been one of the main hindrances for online growth in East Africa and was largely the result of the absence of submarine cables on the eastern side of Africa.  In 2010 , the East African Submarine Cable System (EASSy) was completed to deliver direct connectivity between South Africa and East Africa.  EASSy also interconnects with multiple international submarine cable networks for diverse, seamless connectivity to the Europe, the Americas, the Middle East and Asia.  It is widely anticipated that, by eliminating the reliance on costly and unreliable Satellite based internet bandwith, the EASSy will provide the required foundation for exponential growth in East African internet usage over the next decade.

Distribution

Our core business operations will be carried completely online through Quintup.com.   Since Quintup’s services facilitate a link between buyers and sellers in an online marketplace, no special distribution methods or logistics are required to sell the company’s products or services. Most micro jobs services on the website are delivered digitally through the internet or phone and will not require special distribution methods.  Seller’s who wish to sell physical items, such as handicrafts, collectibles, and other types of items may collect additional charges for shipping and handling.  When a buyer buys a gig which is delivered physically, the buyer is required to provide a shipping address. The seller will be responsible for all shipping arrangements once the supplier provides the shipping address. Quintup.com will neither handle nor guarantee shipping or tracking of deliveries and will not assume responsibility for damaged goods.

Marketing

Social networking is one of the fastest growing industries on the planet. Websites such as Facebook and Twitter have become global brands over a short period of time. The marketing power of social media has also become essential to new and established businesses who use social media websites for advertising, public relations, and in many situations, to generate important revenue streams through online sales of products and services. We anticipate that Quintup.com will be heavily linked by us and by users to Facebook, Twitter, Linkedin and other social media sites, which will help to promote our services and attract new members.

We also intend to employ various digital viral marketing tools in the promotion of our business, including the digital dissemination of video clips, interactive flash-based games (known as “advergames”), eBooks, brandable software, images, and even through text messages.

Competition and Competitive Advantage

We are a startup company seeking to operate in the East African Community with a focus on Tanzania, Uganda and Kenya.  As the Internet is a global commodity that can be used by virtually anyone at any location, Quintup will compete with established micro-jobs websites from around the world such as Fiverr.com, Dealerr.com, Uphype.com, Gighour.com, Gigbucks.com, Justafive.com and Gigme.com. Nevertheless, we believe that the language, cultural, and logistical nuances and requirements of many micro-jobs incentivize participants in micro-jobs marketplaces to conduct business with individuals in proximate cultural and geographical locations.  As a result, we believe in the inherent value of a regionally oriented micro-jobs marketplace, and we are not aware of any micro-jobs websites that focused on marketing services and tailoring content to East Africa.  By focusing our content and marketing on East Africa, we believe that we will distinguish ourselves from competitors and provide a valuable niche service to residents in that region.

Intellectual Property

We own the domain rights for the web address www.quintup.com. We also claim copyright in the contents of our business plan and common law trademark rights in the name of our business, website, and its various named elements, such as “Quintuples”, “QuintupCash”, and “Quick-UP”.  We have not registered or filed for the protection of any of our copyright or trademark rights and we do not claim any rights under patent.

Research and Development

We did not incur any significant research and development expenses during the period from November 23, 2011(inception) to June 30, 2012, or as at January 8, 2013.

Reports to Security Holders

Upon effectiveness of this Registration Statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will begin filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements.  We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Employees

As of January 8, 2013, we did not have any full-time or part-time employees.  Our sole director and officer works as a part-time consultant and devotes approximately 20 hours per week to our business.  We also retain consultants for the design and construction of our planned website.  In the next 12 months, we intend to retain marketing and advertising consultants on a commissioned basis to assist with growing the membership of our planned website.  If our financial position permits, as required by our business, we may enlist certain individuals on a full or part-time salaried basis to assist with marketing, advertising, administration and data management for our business.

The functions of our website will be primarily automated, and we intend to structure our operations to function with as few full-time employees as possible by outsourcing most job functions.  We do not expect our staffing requirements to exceed 24 people within the first three years of operations.

Description of Property

Our registered business address for correspondence in Kenya is KSC House, Mama Ngina Street 11th Floor, P.O. Box 30251-00100, Nairobi, Kenya.   We do not currently require or maintain a dedicated physical office space.  We anticipate that we will establish a physical office for our day to day operations during the 12 months beginning August, 2012.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our products or services.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once this Registration Statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Rule 144

None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended. The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008, and will apply to securities acquired both before and after that date. Under these amendments, and subject to the special provisions for a “shell company” as described below, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for at least three months before the sale.

Sales under Rule 144 by Affiliates

Subject to the special provisions for a “shell company” as described below, Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  1% of the number of shares of common stock then outstanding; and
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
  Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales Under Rule 144 by Non-Affiliates

Under Rule 144, subject to the special provisions for a “shell company” as described below, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least six (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares of common stock without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his, her, or its shares of common stock between 6 months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Special Provisions for “Shell Companies”

The provisions of Rule 144 providing for the six month holding period are not available for the resale of securities initially issued by a "shell company" which is defined as an issuer, other than a business combination related shell company, as defined in Rule 405, or an asset-backed issuer, as defined in Item 1101(b) of Regulation AB, that has no or nominal operations; and either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets; or an issuer that has been at any time previously an issuer described in paragraph (i)(1)(i) of Rule 144. Notwithstanding paragraph (i)(1) of Rule 144, if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current "Form 10 information" with the SEC reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed "Form 10 information" with the SEC. The term "Form 10 information" means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144. The Form 10 information is deemed filed when the initial filing is made with the SEC. In order for Rule 144 to be available, we must have certain information publicly available. We plan to publish information necessary to permit transfer of shares of our common stock in accordance with Rule 144 of the Securities Act, inasmuch as we have filed the registration statement with respect to this prospectus.

Holders

As of January 8, 2013 there were 42 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future.  The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of January 8, 2013, we did not have any equity compensation plans.

Financial Statements

Our audited financial statements for the period from November 23, 2011(inception) to June 30, 2012 follow, commencing on page F-1.  Unaudited statements for the three months ended September 30, 2012 follow thereafter.

November 23,2011 to June 30, 2012

Report of Independent Registered Public Accounting Firm................................................................................................ F–1

Consolidated Balance Sheet............................................................................................................................................ F–2

Consolidated Statement of Operations.............................................................................................................................. F–3

Consolidated Statement of Stockholders Equity ................................................................................................................ F–4

Consolidated Statement of Cash Flows............................................................................................................................. F–5

Notes to the Consolidated Financial Statements................................................................................................................. F–6

September 30, 2012

Consolidated Balance Sheets............................................................................................................................................. F–9

Consolidated Statements of Operations.............................................................................................................................. F–10

Consolidated Statements of Cash Flows............................................................................................................................. F–11

Notes to the Consolidated Financial Statements........................................................................................................ .......... F-12

PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t  SAN DIEGO t  CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t  FAX (858) 761-0341  t  FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Quorum Corp.

(A Development Stage Company)

We have audited the accompanying balance sheet of Quorum Corp. (A Development Stage “Company”) as of June 30, 2012 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from November 23, 2011 (inception) to June 30, 2012. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quorum Corp. as of June 30, 2012, and the result of its operations and its cash flows for the period from November 23, 2011 (inception) to June 30, 2012 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/PLS CPA

 PLS CPA, A Professional Corp.

August 29, 2012

San Diego, CA. 92111

Quorum Corp.

(A Development Stage Company)

Consolidated Balance Sheet

(Expressed in US Dollars)

June 30, 2012

ASSETS

Current Assets

Cash	$ 45,123

Total Assets	$ 45,123

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable and accrued liabilities	$ 3,150
Related party payables (Note 3)	224

Total Liabilities	3,374

Stockholders’ Equity

Preferred stock, 100,000,000 shares authorized, $0.00001 par value; no shares issued and outstanding	–

Common stock, 100,000,000 shares authorized, $0.00001 par value; 60,836,664 shares issued and outstanding	608

Additional paid-in capital	48,397

Deficit accumulated during the development stage	(7,256)

Total Stockholders’ Equity	41,749

Total Liabilities and Stockholders’ Equity	$ 45,123

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Consolidated Statement of Operations

(Expressed in US Dollars)

For the Period From November 23, 2011 (Date of Inception) to June 30, 2012

Expenses

Bank charges	$ 133
Foreign exchange gain	(179)
General and administrative	2,200
Professional fees	4,016
Transfer agent & filing fees	1,086

Total Expenses	7,256

Net Loss	$ (7,256)

Net Loss Per Share – Basic and Diluted	$ (0.00)

Weighted Average Shares Outstanding	51,949,000

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity

From the Period from November 23, 2011 (Inception) to June 30, 2012

(Expressed in US Dollars)

	Common Stock	Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total

Balance – November 23, 2011 (Date of Inception)	–	$ –	$ –	$ –	$ –

Issuance of common stock at $0.0002 per share	32,500,000	325	6,175	–	6,500

Issuance of common stock at $0.0015 per share	28,336,664	283	42,222	–	42,505

Net loss for the period	–	–	–	(7,256)	(7,256)

Balance – June 30, 2012	60,836,664	$ 608	$ 48,397	$ (7,256)	$ 41,749

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Consolidated Statement of Cash Flows

(Expressed in US Dollars)

For the Period From November 23, 2011 (Date of Inception) to June 30, 2012

Cash Flows from Operating Activities

Net loss	$ (7,256)

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	3,150
Related party payables	224

Net Cash Used In Operating Activities	(3,882)

Cash Flows from Financing Activities

Proceeds from issue of common stock	49,005

Net Cash Provided by Financing Activities	49,005

Increase in Cash	45,123

Cash - Beginning of Period	–

Cash - End of Period	$ 45,123

Supplementary Information:
Interest paid	$ –
Income taxes paid	$ –

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Consolidated Statement of Cash Flows

(Expressed in US Dollars)

1.     Nature of Business and Continuance of Operations

Quorum Corp. (the “Company”) was incorporated in the State of Nevada on November 23, 2011. The Company is in the development stage as defined under Accounting Codification Standard (“ASC”) 915, “Development Stage Entities”, and its efforts were primarily devoted to the establishment and start up of its business. The core operations of the Company derives from the power of social networking and online marketing in order to create links between buyers and sellers of specialty services.  The principal service of the Company’s operating website quintup.com, is a link between buyers and sellers. Sellers on the website offer “micro-jobs,” or services, sometimes referred to as “gigs” to sellers who search for services throughout the website. Quorum’s website is a medium to which buyers and sellers can come together, where sellers can sell their specialty services, and buyers can purchase these services.  The current target markets for the Company are the eastern African markets of Kenya, Uganda and Tanzania. The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

These consolidated financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. For the period from inception on November 23, 2011 through June 30, 2012, the Company has incurred accumulated losses totalling $7,256. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.     Summary of Significant Accounting Policies

a)     Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is June 30.

b)     Principal of Consolidation

The consolidated financial statements include the accounts of Quorum Corp. and its 100% owned subsidiary, Chiswick Holdings Limited, a company incorporated in Kenya.  All significant intercompany balances and transactions have been eliminated upon consolidation.

c)     Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d)     Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Quorum Corp.

(A Development Stage Company)

Consolidated Statement of Cash Flows

(Expressed in US Dollars)

e)     Financial Instruments

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and related party payables. The fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The carrying value of accounts payable and accrued liabilities and related party payables approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

2.     Summary of Significant Accounting Policies (continued)

f)      Earnings (Loss) Per Share

Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At June 30, 2012, the Company has no potentially dilutive securities outstanding and accordingly, basic loss and diluted loss per share are the same.

g)     Foreign Currency Translation

The Company’s planned operations will be in the eastern African markets of Kenya, Uganda and Tanzania, which results in exposure to market risks from changes in foreign currency exchange rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated into their U.S. dollar equivalents at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations.

h)     Income Taxes

The Company accounts for income taxes using the asset and liability method which provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

i)      Recent Accounting Pronouncements

Jumpstart Our Business Startups Act (“JOBS Act”) Transition Accounting:  pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company”. This election will permit us to delay the adoption of new or revised accounting standards that will have difference effective dates for public and private companies until such time as those standards apply to private companies. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.     Related Party Transactions

As of June 30, 2012, the Company owes the sole director of the Company $224 for administrative expenditures paid on behalf of the Company.  The amount owed is unsecured, non-interest bearing, and has no specified repayment terms.

4.     Stockholders’ Equity

•         The Company’s authorized capital consists of 100,000,000 shares of common stock with a par value of $0.00001 per share and 100,000,000 shares of preferred stock with a par value of $0.00001 per share.

•         On November 23, 2011, 32,500,000 shares of common stock were issued to the sole director of the Company at $0.0002 per share for proceeds of $6,500.

Quorum Corp.

(A Development Stage Company)

Consolidated Statement of Cash Flows

(Expressed in US Dollars)

•         On January 31, 2012, 28,336,664 shares of common stock were issued at $0.0015 per share for proceeds of $42,505.

5.     Income Taxes

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal and state statutory rate compared to the Company’s income tax expense as reported is as follows:

June 30,
2012
Income tax benefit computed at the statutory rate	$ 2,540
Change in valuation allowance	(2,540)

Provision for income taxes	$ –

Significant components of the Company’s deferred tax assets and liabilities as at June 30, 2012 after applying enacted corporate income tax rates, are as follows

Deferred income tax assets
Net operating losses	$ 2,540
Valuation allowance	(2,540)

Net deferred income tax assets	$ –

The Company has net operating loss carryforwards of $7,256 which expire commencing in 2032.

6.     Subsequent Events

Management has reviewed and evaluated subsequent events through the date of August 29 , 2012, which is the date on which the current financial state statements were issued and available.

Quorum Corp.

(A Development Stage Company)

Consolidated Balance Sheets

(Expressed in US Dollars)

(unaudited)

	September 30, 2012	June 30, 2012

	(
ASSETS

Current Assets

Cash	$ 30,290	$ 45,123

Total Assets	$ 30,290	$ 45,123

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable and accrued liabilities	$ 6,598	$ 3,150
Related party payables (Note 3)	224	224

Total Liabilities	6,822	3,374

Stockholders’ Equity

Preferred stock, 100,000,000 shares authorized, $0.00001 par value; no shares issued and outstanding	–	–

Common stock, 100,000,000 shares authorized, $0.00001 par value; 60,836,664 shares issued and outstanding	608	608

Additional paid-in capital	48,397	48,397

Deficit accumulated during the development stage	(25,537)	(7,256)

Total Stockholders’ Equity	23,468	41,749

Total Liabilities and Stockholders’ Equity	$ 30,290	$ 45,123

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Consolidated Statements of Operations

(Expressed in US Dollars)

(unaudited)

	For the Three Months Ended September 30, 2012	For the Period From November 23, 2011 (Date of Inception) to September 30, 2012

Expenses

Bank charges	$ 127	$ 260
Foreign exchange loss	324	145
General and administrative	–	2,200
Professional fees	17,830	21,846
Transfer agent & filing fees	–	1,086

Total Expenses	18,281	25,537

Net Loss	$ (18,281)	$ (25,537)

Net Loss Per Share – Basic and Diluted	$ (0.00)

Weighted Average Shares Outstanding	60,836,664

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Expressed in US Dollars)

(unaudited)

	For the Three Months Ended September 30, 2012	For the Period From November 23, 2011 (Date of Inception) to September 30, 2012

Cash Flows from Operating Activities

Net loss	$ (18,281)	$ (25,537)

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	3,448	6,598
Related party payables	–	224

Net Cash Used In Operating Activities	(14,833)	(18,715)

Cash Flows from Financing Activities

Proceeds from issue of common stock	–	49,005

Net Cash Provided by Financing Activities	–	49,005

(Decrease) Increase in Cash	(14,833)	30,290

Cash - Beginning of Period	45,123	–

Cash - End of Period	$ 30,290	$ 30,290

Supplementary Information:
Interest paid	$ –	$ –
Income taxes paid	$ –	$ –

(The accompanying notes are an integral part of these consolidated financial statements)

Quorum Corp.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in US Dollars)

(unaudited)

1.     Nature of Business and Continuance of Operations

Quorum Corp. (the “Company”) was incorporated in the State of Nevada on November 23, 2011. The Company is in the development stage as defined under Accounting Codification Standard (“ASC”) 915, “Development Stage Entities”, and its efforts were primarily devoted to the establishment and start up of its business. The core operations of the Company derives from the power of social networking and online marketing in order to create links between buyers and sellers of specialty services.  The principal service of the Company’s operating website quintup.com, is a link between buyers and sellers. Sellers on the website offer “micro-jobs,” or services, sometimes referred to as “gigs” to sellers who search for services throughout the website. Quorum’s website is a medium to which buyers and sellers can come together, where sellers can sell their specialty services, and buyers can purchase these services.  The current target markets for the Company are the eastern African markets of Kenya, Uganda and Tanzania. The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

These consolidated financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. For the period from inception on November 23, 2011 through September 30, 2012, the Company has incurred accumulated losses totalling $25,537. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.     Summary of Significant Accounting Policies

a)        Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is June 30.

b)       Principal of Consolidation

The consolidated financial statements include the accounts of Quorum Corp. and its 100% owned subsidiary, Chiswick Holdings Limited, a company incorporated in Kenya.  All significant intercompany balances and transactions have been eliminated upon consolidation.

c)        Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d)       Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Quorum Corp.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in US Dollars)

(unaudited)

2.     Summary of Significant Accounting Policies (continued)

e)        Financial Instruments

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, and related party payables. The fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The carrying value of accounts payable and accrued liabilities and related party payables approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

f)        Earnings (Loss) Per Share

Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At September 30, 2012, the Company has no potentially dilutive securities outstanding and accordingly, basic loss and diluted loss per share are the same.

g)       Foreign Currency Translation

The Company’s planned operations will be in the eastern African markets of Kenya, Uganda and Tanzania, which results in exposure to market risks from changes in foreign currency exchange rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. The Company's functional currency for all operations worldwide is the U.S. dollar. Nonmonetary assets and liabilities are translated into their U.S. dollar equivalents at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations.

h)       Income Taxes

The Company accounts for income taxes using the asset and liability method which provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

i)         Recent Accounting Pronouncements

Jumpstart Our Business Startups Act (“JOBS Act”) Transition Accounting: pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company”.  This election will permit us to delay the adoption of new or revised accounting standards that will have difference effective dates for public and private companies until such time as those standards apply to private companies.  Consequently, our financial statements may not be comparable to companies that comply with public company effective dates.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.     Related Party Transactions

As of September 30, 2012, the Company owes the sole director of the Company $224 (June 30, 2012 - $224) for administrative expenditures paid on behalf of the Company.  The amount owed is unsecured, non-interest bearing, and has no specified repayment terms.

Quorum Corp.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in US Dollars)

(unaudited)

4.     Stockholders’ Equity

The Company’s authorized capital consists of 100,000,000 shares of common stock with a par value of $0.00001 per share and 100,000,000 shares of preferred stock with a par value of $0.00001 per share.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Liquidity and Capital Resources for the Period from Inception to June 30, 2012

As of June 30, 2012 we had $45,123  in cash, current liabilities of $3,374 and a working capital surplus of $41,749.  As of June 30, 2012 we had total assets of $45,123.

During the period from November 23, 2011(inception) to June 30, 2012 we spent net cash of $3,882 on operating activities and received net cash of $49,005 from financing activities which was generated from the sale of our equity securities.

During the period from November 23, 2011 (inception) to June 30, 2012 we experienced a $45,123 net increase in cash.  We believe that our cash on hand of approximately $17,000 as of the date of this prospectus will be sufficient to fund our operations until March 2013.

Liquidity and Capital Resources for Three Months Ended September 30, 2012

As of September 30, 2012 we had $30,290  in cash, current liabilities of $6,822  and a working capital surplus of $23,468.  As of September 30, 2012 we had total assets of $30,290.

During the three months ended September 30, 2012, we spent net cash of $14,833 on operating activities and received no cash from financing activities.  During the three months ended September 30, 2012 we experienced a $14,833 net decrease in cash due to increased expenses and no funds being generated by financing activities.

We believe that our cash on hand of approximately $17,000 as of the date of this prospectus will be sufficient to fund our operations until March 2013.

Plan of Operation

We anticipate that we will meet our ongoing cash requirements through equity or debt financing.  We estimate that our expenses over the next 12 months (beginning February 2013) will be approximately $211,000 as described in the table below.  These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

44

Description	Estimated Completion Date	Estimated Expenses ($)
Legal and accounting fees	12 months	70,000
Website Development and Beta Testing	12 months	15,000
Technology Acquisition (Server and related equipment)	12 months	15,000
Marketing and advertising	12 months	10,000
Investor relations and capital raising	12 months	10,000
Management fees*	12 months	10,000
Salaries and consulting fees**	12 months	36,000
General and administrative expenses***	12 months	45,000
Total		$211,000

*Management fees will consist of remuneration payable to any manager engaged to oversee the day to day operation of our business.

**Salaries will be paid to future employees or consultants retained to assist the Company with its sales and marketing efforts. Consultants may also be retained to contribute special expertise not possessed by the sole officer and director of the Company.

***General and Administrative expenses are the costs which we will incur sustaining our day to day business. These include such costs as rent, phone, utilities, insurance, business licenses and incidental expenses.

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements.  We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

Based on our cash position, which is approximately $17,000 as at the date of this prospectus, in order to achieve our cash requirement of 211,000, we must raise approximately $194,000.  If we are not able to raise the full $194,000 to implement our business plan as anticipated, we will scale our business development in line with available capital.  Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses.  Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on the development of our website and technological infrastructure, and the marketing and advertising of our services.  We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

If we are not able to raise the full $194,000 to implement our business plan as anticipated, we will scale our business development in line with available capital.  Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses.  Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on the development of our website and technological infrastructure, and the marketing and advertising of our services.  We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

We anticipate that our website will be operational by March of 2013 after which we intend to conduct alpha testing using various transaction simulations.  Thereafter, we will conduct beta testing of our website by a limited group of users.  We expect that beta testing will be complete by June of 2013.  Also beginning in June of 2013, we intend to retain commissioned sales and marketing consultants to recruit a membership base for our services in preparation of a public unveiling and launch in August, 2013.  We have not yet hired any commissioned sales people.

Results of Operations for the Period from Inception to June 30, 2012

Lack of Revenues

We have limited operational history. From our inception November 23, 2011 to June 30, 2012 we did not generate any revenues. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

For the period from November 23, 2011 (inception) to June 30, 2012 our expenses were as follows:

Type of Expense	($)
General and administrative	2,200
Professional fees	4,016
Bank Charges	133
Foreign Exchange Gain	(179)
Transfer Agent and Filing Fees	1,086
Total	7,256

Net Loss

For the period from November 23, 2011 (inception) to June 30, 2012 we incurred a net loss of $7,256.

Results of Operations for the Three Months Ended September 30, 2012

Lack of Revenues

We did not generate any revenues during the period ended September 30, 2012. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

For the three months ended September 30, 2012 our expenses were as follows:

Type of Expense	($)
General and administrative	-
Professional fees	17,830
Bank Charges	127
Foreign Exchange Loss	324
Transfer Agent and Filing Fees	-
Total	18,281

The significant difference in expenses between the period from November 23, 2011 (inception) to June 30, 2012 and the three month period ended September 30, 2012 was in increase of $13,814 in professional fees.  All other expenses declined during the period ended September 30, 2012 as we have had limited business operations, but our professional fees increased due to costs incurred to lawyers and accountants in associated with the preparation and filing of this registration statement.

Net Loss

During the three months ended September 30, 2012 we incurred a net loss of $18,281.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation.  A complete listing of these policies is included in Note 2 of the notes to our financial statements for the year ended June 30, 2011.  We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is June 30, 2012.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Recent Accounting Pronouncements

Our company has implemented all new accounting pronouncements that are in effect and that may impact our consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any changes in or disagreements with our registered independent public accounting firm.

Directors and Executive Officers

Directors and Officers

Our Bylaws state that our authorized number of directors shall be not less than one and shall be set by resolution of our Board of Directors.  Our Board of Directors has fixed the number of directors at one, and we currently have one director.

Our current directors and officers are set out below:

Name	Age	Position
Yasmeen Savji	65	President, Secretary, Treasurer and Director

Our directors will serve in that capacity until our next annual shareholder meeting or until their successors are elected and qualified.  Officers hold their positions at the will of our Board of Directors.  There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Yasmin Savji – President, Secretary, Treasurer and Director

Yasmeen Savji completed her professional training at the Kenya Polytechnic College in Nairobi where she was awarded a Royal Certificate of Arts in 1996.  From 1968 to 1972 Ms. Savji worked as a Sales Assistant with the former East African Airways, before joining Commercial Bank of Africa, Mombasa, where she worked as an administrative assistant in the Credit Department and she served as the Personal Assistant to the Manager for the Coast Region from 1974 to 1980..

She left Mombasa in 1980 to move to Nairobi, were, since August, 1980, she has worked with the Kenya Charity Sweepstake organization. Created by act of parliament in 1966, the Kenya Charity Sweepstake is a leading charitable organization in Kenya. The organization’s mandate is to raise funds in order to assist the Kenyan government t to overcome barriers to national development, namely poverty, illiteracy and disease. The organization raises funds through the sale of instant win scratch tickets which are sold countrywide by agents and post offices on commission basis. Having occupied various administrative positions with the Kenya Charity Sweepstake, Ms. Savji has served as executive assistant of the Managing Director of the organization from 1980 to 2010 and as Executive Officer with the K.C.S. Registered Trust since 2011.  K.C.S. Registered Trust is the charitable arm of Kenya Charity Sweepstake.  Her responsibilities as Executive Officer include managing day to day operations of the Trust, evaluating applications for charitable assistance, and providing recommendations to the Trustees regarding charitable awards.

Additionally, since August, 2000, Ms. Savji has acted as a Director of Telecommunications Supply Line Ltd., an information technology consulting firm based in Nairobi, Kenya.

 Other Directorships

None of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Our officers and directors or any affiliates of our company have not been previously involved in the management or ownership of have not acted as a promoter or in which they have a controlling interest in any other previous registration statement of companies.  Therefore, there are no companies that are viable or dormant and which businesses have been modified and restated from that described in their offering documents, and the sole officer and director have no connection to companies that are still actively reporting with the United States Securities and Exchange Commission.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from each candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating time between our operations and those of other businesses.  In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty.  As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.  In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;
  the opportunity is within the corporation’s line of business; and
  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as previously described, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the last 10 years:

1.               A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing;

2.               Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.               The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining her  from, or otherwise limiting, the following activities:

                    i.                        Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

                  ii.                        Engaging in any type of business practice; or

4.               Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws. The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.               Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.               Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.               The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

              i.                              Any Federal or State securities or commodities law or regulation; or

            ii.                              Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

          iii.                              Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.               The subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

We do not currently have an audit committee or a committee performing similar functions. Our Board of Directors as a whole participates in the review of financial statements and disclosure.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees.  When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our principal executive officer since our inception.  There have been no other executive officers of our company since our inception.

Summary Compensation Table(1)

Name and Principal Position	Year(2)	Salary ($)	Total ($)
Yasmeen Savji President, Secretary and Treasurer	2012	Nil	Nil

(1)           We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)           For the period from November 23, 2011 (inception) to June 30, 2012.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to June 30, 2012. As of September 1,  2012, we did not have any stock option plans.

Management Agreements

We have not entered into a formal management agreement with our directors or officers.

Compensation of Directors

Our director has not received any compensation for her services as director from our inception on November 23, 2011 to date.  We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions.  The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of January 8, 2013, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of January 8, 2013, there were 60,836,664 shares of our common stock issued and outstanding.  All persons named have sole voting and investment control with respect to the shares, except as otherwise noted.  The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) %
Common	Yasmeen Savji	32,500,000(2)	53.42
Common	All Officers and Directors as a Group	32,500,000	53.42
Common	Other Persons	Nil	Nil

(1)     Based on 60,836,664 issued and outstanding shares of our common stock as of January 8, 2013.

Changes in Control

As of January 8, 2013 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

Other than set forth below, there have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

As of June 30, 2012, we owed our sole officer and director $224 for administrative expenditures paid by her on behalf of the Company.

Director Independence

We currently act with one director. Our sole director, Yasmeen Savji, does not qualify as an “independent director” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee; our sole director acts in those capacities. We believe that our director is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. To the extent that our director is not capable of effectively performing those tasks, our director intends to seek appropriate professional guidance.  The board of directors of our company does not believe that it is necessary, given our early stage of development, to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors.  Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$4.87
Legal fees and expenses	15,000
Accounting fees and expenses	6,000
Printing and marketing expenses	0
Miscellaneous	500.00
Total	$21,504.87

Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article VII of our Bylaws, filed as Exhibit 3.3 to this Registration Statement; and
  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)        his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)        his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)        is not liable pursuant to NRS 78.138; or

(b)        acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)        is not liable pursuant to NRS 78.138; or

(b)        acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

During the last three years, we completed the following sales of unregistered securities:

  On November 23, 2011, we issued 32,500,000 shares of common stock to our founder, sole director and sole officer, Yasmeen Savji, at a price $0.0002 per share for proceeds of $6,500.
  On January 31, 2012, we issued 28,336,664 shares of common stock to 41 non-US investors at a price of $0.0015 per share for proceeds of $42,505.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S, under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.

Item 16.           Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation (1)
3.3	Bylaws (1)
4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)
5.1	Legal Opinion of Michael J. Morrison (1)

Exhibit Number	Exhibit Description
23.1	Consent of Michael J. Morrison (incorporated in Exhibit 5.1) (1)
23.2*	Consent of Accountants PLS CPA, A Professional Corporation

(1) Included as an exhibit to our Registration Statement on Form S-1 filed on September 12, 2012.

*Filed herewith

Item 17.           Undertakings

The registrant hereby undertakes:

1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.         That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nairobi, Kenya, on January 8, 2013.

QUORUM INC.

By:	/s/ YASMEEN SAVJI
Yasmeen Savji
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: January 8, 2013	/s/ YASMEEN SAVJI
Yasmeen Savji
President, Secretary, Treasurer and Director(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)